MARATHON OIL CORPORATION EXTENDS

SHARE REPURCHASE PROGRAM

HOUSTON, May 30, 2007 – Marathon Oil Corporation (NYSE: MRO) announced today that the Company’s Board of Directors has authorized the extension of Marathon’s share repurchase program by an additional $500 million. Since January 30, 2006, the Board has authorized the repurchase of up to $3.0 billion of Marathon’s common stock.

Marathon anticipates completing the previously announced $2.5 billion share repurchase program by the end of the second quarter of 2007, resulting in the repurchase of more than 28 million shares. The additional $500 million in share repurchases is anticipated to be completed during the balance of 2007. This program may be changed based on the Company’s financial condition or changes in market conditions and is subject to termination prior to completion.

Any purchases under the program may be in either open market transactions, including block purchases, or in privately negotiated transactions. The repurchase program does not include specific price targets or timetables. Marathon will use cash on hand, cash generated from operations, or cash from available borrowing to acquire shares. At the end of the first quarter of 2007, Marathon had cash on hand of $2.3 billion. Shares of stock repurchased under the program will be held as treasury shares.

For more information on Marathon Oil Corporation, visit the Company’s Web site at www.Marathon.com.

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This release contains forward-looking statements about Marathon’s common stock repurchase program. These statements are based on current expectations, estimates and projections and are not guarantees of future performance. Actual results may differ materially from these expectations, estimates and projections and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict. Some factors that could cause actual results to differ materially are changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, disruptions or interruptions of the Company’s production or refining operations due to unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other operating and economic considerations. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:	Paul Weeditz	713-296-3910
	Scott Scheffler	713-296-4102
Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140